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                                                                     EXHIBIT 3.1
                             AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION

                                      OF

                            USN COMMUNICATIONS, INC.

                                  ARTICLE ONE
                                  -----------

     The name of the corporation is USN Communications, Inc. (the
"Corporation").

                                  ARTICLE TWO
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     The address of the Corporation's registered office in the State of Delaware is 11th floor, Rodney Square North, 11th and Market Streets, County of New Castle, Wilmington, Delaware 19801. The name of its registered agent at such address is Corporation Guarantee and Trust Company.

                                 ARTICLE THREE
                                 -------------

     The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                 ARTICLE FOUR
                                 ------------

     The Total number of shares of stock which the Corporation has authority to issue is 2,650,000 shares, 2,500,000 of which shall be Class A Common Stock, with a par value of $.01 per share, with one vote per share, 50,000 of which shall be Class B Common Stock with a par value of $.01 per share, with no voting rights except when required by law, and 100,000 of which shall be Preferred Stock, with a par value of $1.00 per share. Except as to voting rights, the rights of the Class A Common Stock and the Class B Common Stock, including without limitation rights regarding payment of dividends, distributions and liquidations, will be identical in all respects. The holders of the Class A Common Stock have the right, upon 5 days written notice to the Corporation, to convert their shares of Class A Common Stock into shares of Class B Common Stock on a one-for-one conversion basis.

     The board of directors of the Corporation (the "Board of Directors") is expressly authorized, at any time and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series with such designations, preferences and relative, participating, optional or other special rights, and
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such qualifications, limitations or restrictions thereof, as shall be expressed in the resolution or resolutions providing for the issuance thereof adopted by the Board of Directors (a "Preferred Stock Designation") and as are not inconsistent with this Certificate of Incorporation or any amendment thereto, and as may be permitted by the General Corporation Law of Delaware. Except as otherwise expressly required by law and except for such voting powers as may be stated in a Certificate of Designations with respect to any series of Preferred Stock of the Corporation, the holders of any such series shall have no voting power whatsoever.

                                 ARTICLE FIVE
                                 ------------

     The Corporation is to have perpetual existence.

                                  ARTICLE SIX
                                  -----------

     The furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the By-laws of the Corporation.

                                 ARTICLE SEVEN
                                 -------------

     Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the By-laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation. Election of directors need not be by written ballot unless the By-laws of the Corporation so provide.

                                 ARTICLE EIGHT
                                 -------------

     The Corporation shall indemnify, to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, as amended from time to time, all persons whom it may indemnify pursuant thereto. The personal liability of a director of the Corporation to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director shall be limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as it now exists or may hereafter be amended. Any repeal or modification of this paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                 ARTICLE NINE
                                 ------------

     The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

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                                  ARTICLE TEN
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     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

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